                            TranSwitch Corporation

                          Offer to Purchase for Cash
                 Up to $200,000,000 Aggregate Principal Amount
                              of its Outstanding
                       4 1/2% Convertible Notes due 2005
                   at a Purchase Price Not Greater than $700
                              Nor Less than $650
                         Per $1,000 Principal Amount,
                   Plus Accrued and Unpaid Interest Thereon

 THE OFFER, PRORATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
   YORK CITY TIME, ON MONDAY, MARCH 11, 2002, UNLESS THE OFFER IS EXTENDED.

   TranSwitch Corporation, a Delaware corporation ("Purchaser"), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (which together constitute the "Offer"), up to $200,000,000 aggregate principal amount of its outstanding 41/2% Convertible Notes due 2005 (the "Notes") at a price not greater than $700 nor less than $650 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase at prices determined by the "Modified Dutch Auction" procedure described below.

   The lowest price in the price range listed above for the Notes is referred to as the "Minimum Offer Price." The maximum aggregate principal amount listed above for the Notes is referred to as the "Offer Amount." The Offer Amount is approximately 64% of the aggregate outstanding principal amount of the Notes.

   Under the "Modified Dutch Auction" procedure, Purchaser will accept Notes validly tendered (and not withdrawn) in the Offer in the order of lowest to highest tender prices specified or deemed to have been specified by tendering holders within the price range for the Notes and will select the single lowest price so specified (the "Purchase Price") that will enable the Purchaser to purchase the Offer Amount (or, if less than the Offer Amount is validly tendered (and not withdrawn), all Notes so tendered). Purchaser will pay the same Purchase Price for all Notes validly tendered (and not withdrawn) at or below the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration terms of the Offer.

   In the event that the amount of Notes validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined herein) at or below the Purchase Price exceeds the Offer Amount, then Purchaser will accept for payment the Notes that are validly tendered (and not withdrawn) at or below the Purchase Price on a pro rata basis from among such tendered Notes. In all cases, Purchaser will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

   The CUSIP and ISIN numbers for the Notes are: CUSIP No. 894065 AB7; ISIN No. US894065 AB70; CUSIP No. 894064 AA9; ISIN No. US894065 AA97.

   THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM PRINCIPAL AMOUNT OF NOTES. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE ITEM 8, "CONDITIONS TO THE OFFER."

   OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR NOTES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF NOTES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR NOTES SHOULD BE TENDERED.

                     The Dealer Manager for the Offer is:

                                 CREDIT FIRST
                                 SUISSE BOSTON

February 11, 2002

                                   IMPORTANT

   Any holder desiring to tender Notes before the Offer expires must (a) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have such holder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to State Street Bank and Trust Company (the "Depositary") and either deliver the certificates evidencing such Notes to the Depositary along with the Letter of Transmittal or deliver such Notes pursuant to the procedure for book-entry transfer set forth in Item 5, "Procedures for Tendering Notes" prior to the expiration of the Offer, or
(b) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the tender for such holder, or (c) tender through The Depository Trust Company ("DTC") pursuant to DTC's Automated Tender Offer Program ("ATOP"). A holder having Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Notes.

   A holder who desires to tender Notes and whose certificates for such Notes are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer described herein, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Notes by following the procedure for guaranteed delivery set forth in Item 5, "Procedures for Tendering Notes."

   Tendering holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Dealer Manager, the Information Agent or the Depositary or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchases of Notes in the Offer. Holders who hold their Notes through a broker or other nominee should consult such institution as to whether it charges any service fees. Purchaser will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

   To tender your Notes properly, you must properly complete and duly execute the related Letter of Transmittal, including the section relating to the price at which you are tendering your Notes.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN MADE BY US OR THE DEALER MANAGER.

   This Offer to Purchase does not constitute an offer to purchase in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or blue sky laws. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of Purchaser or any subsidiaries of Purchaser since the date hereof.

   This Offer to Purchase and the accompanying Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

   This Offer to Purchase has not been reviewed by any federal or state securities commission or regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.

   Questions and requests for assistance or for additional copies of this Offer to Purchase and the Letter of Transmittal or any document incorporated herein by reference may be directed to Credit Suisse First Boston Corporation, which is acting as Dealer Manager in connection with the Offer (the "Dealer Manager"), or to D. F. King & Co., Inc., which is acting as Information Agent in connection with the Offer (the "Information Agent"), each at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may also be directed to brokers, dealers, commercial banks or trust companies.

                             AVAILABLE INFORMATION

   Purchaser is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information. Copies of such materials may also be accessed electronically by means of the Commission's home page on the Internet at "http://www.sec.gov".

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   The following documents filed by Purchaser with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

  . Purchaser's annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on April 2, 2001;

  . Amendment No. 1 to Purchaser's annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on August 24, 2001;

  . Purchaser's quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2001; June 30, 2001; and September 30, 2001, filed with the Commission on May 11, 2001; August 8, 2001; and November 13, 2001, respectively; and

  . Purchaser's current reports on Form 8-K, filed with the Commission on January 24, 2001; January 25, 2001; February 21, 2001; February 23, 2001;
     August 24, 2001; October 2, 2001; November 21, 2001; and January 25, 2002.

   All documents and reports filed by Purchaser with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the earlier of the Expiration Date of the Offer and the termination of the Offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

   You may obtain any document incorporated herein by reference by contacting the Commission as described above under "Available Information" or Purchaser at 3 Enterprise Drive, Shelton, Connecticut 06484, telephone (203) 929-8810 x2492;
Attention: Peter J. Tallian. Purchaser will provide the documents incorporated by reference, without charge, upon written or oral request. If exhibits to the documents incorporated by reference are not themselves specifically incorporated by reference in this Offer to Purchase, then those exhibits will not be provided.

                          FORWARD-LOOKING STATEMENTS

   This Offer to Purchase and the documents incorporated herein by reference contain forward-looking statements made with respect to Purchaser's financial condition and results of operations and business. These forward-looking statements are based on Purchaser's current expectations and projections about future events but are subject to known and unknown risks, uncertainties and assumptions about Purchaser that may cause Purchaser's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements including those described in Item 3, "Certain Significant Considerations."

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue" or the negative of these terms or other similar expressions. All forward-looking statements attributable to Purchaser or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements included in this document. Purchaser undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur.

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
     SUMMARY TERM SHEET...............................................   1
     THE OFFER........................................................   4
      1. Purpose of the Offer; Certain Information About the Purchaser   4
      2. Terms of the Offer...........................................   6
      3. Certain Significant Considerations...........................   8
      4. Acceptance of Notes for Payment; Accrual of Interest.........  10
      5. Procedures for Tendering Notes...............................  11
      6. Withdrawal of Tenders........................................  15
      7. Source and Amount of Funds...................................  16
      8. Conditions to the Offer......................................  16
      9. Certain U.S. Federal Income Tax Considerations...............  17
     10. The Dealer Manager, Depositary and Information Agent.........  19
     11. Solicitation.................................................  19
     12. Fees and Expenses............................................  20
     13. Miscellaneous................................................  20

                              SUMMARY TERM SHEET

   We are providing this summary term sheet for your convenience. It highlights certain material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this document. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase and the Letter of Transmittal. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of the tender offer.

Who is offering to purchase
  my Notes?.................  TranSwitch Corporation, the issuer of the 4 1/2%
                              Convertible Notes due 2005, is offering to purchase the Notes.

What principal amount of
   the total issue of Notes
  is being purchased?.......  We are offering to purchase for cash, at a price determined by the "Modified Dutch Auction" procedure described in this Offer to Purchase, and within the purchase price range described below, up to $200,000,000 aggregate principal amount of the outstanding Notes. We call this amount the "Offer Amount." This is approximately 64% of the aggregate outstanding principal amount of the Notes.

What will be the
  Purchase Price for my
  Notes?....................  We are offering to purchase the Notes for cash at a price not greater than $700 nor less than $650 per $1,000 principal amount, plus accrued unpaid interest thereon to, but not including, the date of purchase.

                              We will determine the exact price offered using a "Modified Dutch Auction" procedure. As is described further below, in this procedure you are permitted to tender your Notes at any price within the $650 to $700 range (in $5 increments). When we refer to the "Purchase Price," we mean the lowest price at which, based on the number of Notes tendered and the prices specified by the tendering holders, we can purchase the Offer Amount. The Purchase Price will not be greater than $700 nor less than $650 per $1,000 principal amount. We will pay the Purchase Price in cash, plus accrued and unpaid interest thereon to, but not including, the date on which we purchase your Notes, for all of the Notes we purchase under the Offer, even if some of your Notes are tendered below the Purchase Price.

How do I set my purchase
  price?....................  In accordance with the instructions in the Letter of Transmittal, you must properly indicate one of two pricing methods. In the section of the Letter of Transmittal captioned "Price at Which Notes are Being Tendered," you must indicate the price (in multiples of $5 per $1,000 principal amount) at which you wish to tender your Notes, within the range specified above. Alternatively, you may elect not to specify a purchase price, in which case you will be deemed to have specified the lowest price in the range specified above. If the Purchase Price that we pay for your Notes is higher than the Minimum Offer Price you will receive the higher purchase price for your Notes.

What if not enough Notes are
  tendered?.................  There is no minimum number of Notes that need to be tendered as a condition to the Offer. If less than the Offer Amount is validly tendered, all Notes tendered will be accepted and the highest Purchase Price will be paid to all tendering holders.

What if more Notes  are
  tendered than the Offer
  Amount?...................  In the event that the amount of Notes validly tendered prior to the Expiration Date (as defined below) at or below the Purchase Price exceeds the Offer Amount, then we will accept for payment those Notes that are validly tendered at or below the Purchase Price on a pro rata basis from among the tendered Notes. In all cases, we will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

When does this Offer expire?  The Offer expires at 12:00 midnight, New York
                              City time, on Monday, March 11, 2002, unless the Offer is extended. We call this the "Expiration Date."

When will I get paid?.......  Payments will be made promptly following the
                              Expiration Date for the Offer.

How will you pay for my
  Notes?....................  The funds required to consummate the Offer are from our available cash.

Are there any conditions to
  the Offer?................  The Offer has no condition that a minimum principal amount of Notes be tendered in the Offer. Our obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is conditioned upon the satisfaction of the general conditions set forth in Item 8, "Conditions to the Offer."

How do I tender my Notes?...  If you own your Notes in "street name" (your
                              Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee), then you must contact your broker, dealer, commercial bank, trust company or other nominee and direct them to tender your Notes. If you hold your Notes in your name, you should complete and sign the enclosed Letter of Transmittal in accordance with the instructions set forth in the letter. Be certain to have your signature guaranteed if required by the instructions to the Letter of Transmittal together with the certificates evidencing your Notes being tendered and any other required documents to the Depositary. If you hold your Notes through The Depository Trust Company, you will tender your Notes through DTC's Automated Tender Offer Program (commonly known as "ATOP"). DTC participants that are accepting the Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Depositary's account at DTC. DTC will then send an agent's message to the Depositary for its acceptance. If you are tendering by book-entry transfer to the Depositary's account at DTC, you must execute the tender through ATOP, for which the transaction will be eligible.

What if I change my mind,
  can I withdraw my tender
  of Notes?.................  Tenders of Notes may be withdrawn at any time prior to the Expiration Date. In general you need only notify the Depositary for the Offer of your intention to withdraw in writing prior to the Expiration Date. Some holders may have special requirements, so please read the procedures detailed later in this Offer to Purchase. No consideration shall be payable in respect of Notes so withdrawn. In addition, if we have not paid for your Notes by April 8, 2002, you may also withdraw your Notes.

What if I do not want to
  tender my Notes?..........  Notes not tendered and purchased pursuant to the
                              Offer will remain outstanding. As a result of the consummation of the Offer, the aggregate principal amount of Notes that remain outstanding may be noticeably reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Offer. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the indenture governing the Notes, will remain unchanged. No amendment to the indenture is being sought.

Has the Board of
  Directors approved the
  Offer?....................  Yes, our Board of Directors has approved the
                              Offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or as to the price or prices at which you may choose to tender your Notes.

Are there U.S. federal
  income tax implications if
  I tender my Notes?........  The receipt of cash for Notes pursuant to the
                              Offer will generally be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your own tax advisors as to the specific tax consequences to you of the Offer.

Who is the Dealer Manager?..  Credit Suisse First Boston Corporation is serving as Dealer Manager in connection with the Offer. Its address and telephone numbers are set forth on the back cover of this Offer to Purchase.

Who is the Depositary?......  State Street Bank and Trust Company is serving as
                              Depositary in connection with the Offer. Its addresses and telephone numbers are set forth on the back cover of this Offer to Purchase.

Who is the Information Agent? D.F. King & Co., Inc. is serving as Information
                              Agent in connection with the Offer. Its address and telephone numbers are set forth on the back cover of this Offer to Purchase.

                                   THE OFFER

1.  Purpose of the Offer; Certain Information About the Purchaser

   Purpose of the Offer. Purchaser is making the Offer to reduce the principal amount of its outstanding indebtedness and reduce its ongoing debt service obligations. Purchaser believes that reducing its outstanding indebtedness is appropriate for its business to operate within the current and projected semiconductor industry environment. Purchaser also believes that the most effective use of its cash resources at this time is to repurchase the Notes and that subsequent to the Offer, Purchaser will have sufficient cash to meet its near-term operating requirements, including the funding of selected acquisitions. The Purchaser has no commitments to consummate any acquisition at this time. Any Notes Purchaser accepts for payment will be canceled. Purchaser will use funds from its available cash to consummate the Offer. See Item 2, "Terms of the Offer."

   Certain Information About the Purchaser. Purchaser designs, develops, markets and supports highly integrated digital and mixed-signal (analog and digital) semiconductor system-on-a-chip solutions for building emerging networks for telecommunications and data communications applications. Purchaser's very large scale integrated (VLSI) semiconductor devices provide core functionality for communications network equipment. Purchaser's programmable VLSI solutions can be tailored by network equipment manufacturers to provide high levels of functionality for broadband communication networks and to implement value-added features, thus differentiating their products from competitive offerings. Purchaser's programmable VLSI solutions also accommodate new customer application requirements and protocol changes throughout the networking equipment life cycle. Purchaser's VLSI devices are compliant with asynchronous/PDH (Plesiochronus Digital Hierarchy), SONET (Synchronous Optical Network)/SDH (Synchronous Digital Hierarchy) and ATM (Asynchronous Transfer
Mode)/IP (Internet Protocol) standards. Purchaser also offers products that combine multi-protocol capabilities on a single chip that can be programmed for multi-service applications. Purchaser's mixed-signal and digital design capability, in conjunction with its communications systems expertise, enables it to determine and implement optimal combinations of design elements for enhanced functionality. Purchaser believes that this approach permits its customers to achieve faster time-to-market and to introduce systems that offer greater functionality, improved performance, lower power dissipation, reduced system size and cost and greater reliability relative to discrete solutions.

   Purchaser's principal customers are original equipment manufacturers that serve three market segments:

  . the worldwide public network infrastructure that supports voice and data communications;

  . the Internet infrastructure that supports the World Wide Web and other data services; and

  . corporate wide area networks (WANs) that support voice and data information exchange within medium-sized and large enterprises.

   Purchaser has sold its VLSI devices to more than 400 telecommunications and data communication equipment manufacturers worldwide. Purchaser sells its products through a worldwide direct sales force and a worldwide network of independent distributors and sales representatives.

   Purchaser was incorporated on May 26, 1988. The principal executive offices of Purchaser currently are located at 3 Enterprise Drive, Shelton, Connecticut 06484. The Purchaser's telephone number is (203) 929-8810.

   Recent Developments. On January 17, 2002, Purchaser announced its financial results for the three and twelve months ended December 31, 2001. The semiconductor industry experienced a significant downturn in 2001 and Purchaser's financial results were impacted by this downturn. For example, Purchaser's net revenues for the three months ended December 31, 2001 were $4.5 million, as compared to $51.1 million for the three months ended December 31, 2000 and Purchaser's net revenues for the twelve months ended December 31, 2001 were $58.7 million, as compared to $155.1 million for the twelve months ended December 31, 2000. To offset this decline in revenues, Purchaser has taken certain actions to reduce its expenses, including reducing its workforce by approximately 20%, reducing salaries for most employees from 5% to 20% and eliminating non-contractual cash bonuses for 2001 and 2002. Despite these cost saving initiatives, Purchaser used $22.5 million of cash to meet its operating requirements for the three months ended December 31, 2001. Purchaser's cash and marketable securities as of December 31, 2001 totaled $436.2 million as compared to $462.1 million as of September 30, 2001, and $618.3 million as of December 31, 2000. During the second and third quarters of 2001, Purchaser repurchased approximately $146.0 million in principal amount of the Notes.

   For the three months ended December 31, 2001:

  . net revenues totaled $4.5 million as compared to $51.1 million for the prior year period;

  . gross profit totaled negative $12.2 million as compared to gross profit of $36.6 million for the prior year period;

  . operating loss totaled $66.3 million as compared to operating income of $20.0 million for the prior year period; and

  . net loss totaled $46.9 million as compared to net income of $14.8 million for the prior year period.

   Purchaser's net loss for the three months ended December 31, 2001 was negatively affected by approximately $51.7 million resulting from a write-down for excess inventory of $14.5 million, restructuring charges of $31.2 million related to workforce reductions and the consolidation of several of its leased facilities and other non-recurring items, all of which was offset by the appropriate tax effects related to such items.

   For the twelve months ended December 31, 2001:

  . net revenues totaled $58.7 million as compared to $155.1 million for the prior year period;

  . gross profit totaled negative $1.8 million as compared to a gross profit of $108.9 million for the prior year period;

  . operating loss totaled $141.0 million as compared to operating income of $54.2 million for the prior year period; and

  . net loss totaled $77.5 million as compared to net income of $38.4 million for the prior year period.

   Purchaser's net loss for the twelve months ended December 31, 2001 was negatively affected by approximately $79.0 million resulting from a write-down for excess inventory of $39.2 million, a write-off of purchased in-process research and development of $22.0 million, restructuring charges of $32.5 million related to workforce reductions and the consolidation of several of its leased facilities and other non-recurring items, all of which was offset by the appropriate tax effects related to such items.

   Several industry analysts anticipate difficult operating conditions in the semiconductor industry in 2002. Purchaser believes its net revenues for the three months ending March 31, 2002 will remain at levels similar to those recorded in the third and fourth quarters of 2001 and Purchaser anticipates it will use approximately $20.0 million of cash to meet its operating requirements for the three months ending March 31, 2002. As of the date of this Offer to Purchase, Purchaser does not have adequate information to estimate its results of operations or financial position for any period subsequent to March 31, 2002.

   Summary Financial Data. The following table sets forth summary historical financial data for Purchaser and its consolidated subsidiaries as of and for the periods indicated below.

                            Summary Financial Data
                               ($ in thousands)

                                                     Years Ended December 31,
                                           --------------------------------------------
                                             2001       2000     1999    1998    1997
                                           ---------  -------- -------- ------- -------
Summary Statement of Operations Data:
   Net revenues........................... $  58,682  $155,083 $ 73,533 $45,993 $27,084
   Gross profit...........................    (1,799)  108,936   48,323  28,719  15,830
   Operating income (loss)................  (141,015)   54,216   17,817   5,520  (2,333)
   Net income (loss)......................   (77,464)   38,355   25,334   6,157  (1,873)

                                                           December 31,
                                           --------------------------------------------
                                             2001       2000     1999    1998    1997
                                           ---------  -------- -------- ------- -------
Summary Balance Sheet Data:
   Cash, cash equivalents and investments. $ 436,174  $618,307 $111,805 $27,196 $21,618
   Total assets...........................   618,711   741,630  162,067  47,809  36,589
   Total liabilities......................   366,271   483,891    9,929   7,455   6,428
   Total stockholders' equity.............   252,440   257,739  152,138  40,354  30,161

   Additional information about Purchaser's business can be found in its periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Forms 8-K. See "Available Information" and "Incorporation of Documents by Reference."

2.  Terms of the Offer

   Offer and Purchase Price; Modified Dutch Auction Procedure. Upon the terms and subject to the conditions of the Offer (including, if the Offer is amended or extended, the terms and conditions of any amendment or extension), Purchaser is offering to purchase for cash up to $200,000,000 aggregate principal amount of outstanding Notes at a price not greater than $700 nor less than $650 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase at prices determined by the "Modified Dutch Auction" procedure described below.

   The CUSIP and ISIN numbers for the Notes are: CUSIP No. 894065 AB7; ISIN No. US894065 AB70; CUSIP No. 894064 AA9; ISIN No. US894065 AA97.

   The lowest price in the price range listed above is referred to as the "Minimum Offer Price" for the Notes. The highest price in the price range listed above is referred to as the "Maximum Offer Price" for the Notes. The maximum aggregate principal amount listed above for the Notes is referred to as the "Offer Amount."

   Under the "Modified Dutch Auction" procedure, Purchaser will accept Notes validly tendered (and not withdrawn) in the Offer in the order of the lowest to the highest tender prices specified or deemed to have been specified by tendering holders within the price range for the Notes subject to the Offer. Purchaser will select the Purchase Price, which is the single lowest price so specified that will enable Purchaser to purchase the Offer Amount for the Notes (or, if less than the Offer Amount is validly tendered (and not withdrawn), all Notes so tendered). Purchaser will pay the same Purchase Price for all Notes validly tendered (and not withdrawn) at or below the Purchase Price.

   The Offer Amount is approximately 64% of the aggregate outstanding principal amount of the Notes. The aggregate principal amount of Notes outstanding as of December 31, 2001 was approximately $314.0 million.

   Proration. In the event that the amount of Notes validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined below) at or below the Purchase Price exceeds the Offer Amount, then Purchaser will accept for payment such Notes that are validly tendered (and not withdrawn) at or below the Purchase Price on a pro rata basis from among such tendered Notes. In all cases, Purchaser will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

   Any principal amount of Notes tendered but not purchased pursuant to the Offer, including Notes tendered pursuant to the Offer at prices greater than the Purchase Price and Notes not purchased because of proration, will be returned to the tendering holders at Purchaser's expense as promptly as practicable following the earlier of the Expiration Date or the date on which such Offer is terminated.

   In the event that proration of tendered Notes is required, Purchaser will determine the final proration factor as soon as practicable after the Expiration Date. Although Purchaser does not expect to be able to announce the final results of such proration until approximately three business days after the Expiration Date, Purchaser will announce preliminary results of proration by press release as soon as practicable after the Expiration Date. Holders may obtain such preliminary proration information from either the Information Agent or the Dealer Manager. Rule 14e-1(c) under the Exchange Act requires that Purchaser pay the consideration offered or return the Notes deposited pursuant to the Offer promptly after the termination or withdrawal of such Offer.

   Conditions. The Offer does not have as a condition that a minimum principal amount of Notes be tendered in the Offer. Purchaser's obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is conditioned upon the satisfaction of the conditions set forth in Item 8, "Conditions to the Offer." If by the Expiration Date any or all of such conditions have not been satisfied, Purchaser reserves the right (but will not be obligated) to (a) extend or otherwise amend the Offer in any respect by giving written notice of such amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law or (b) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the Commission, purchase Notes validly tendered pursuant to that Offer.

   Expiration of the Offer. The Offer will expire at 12:00 midnight, New York City time, on Monday, March 11, 2002, unless extended by Purchaser (such time and date with respect to the Offer, as it may be extended, the "Expiration Date").

   Amendment; Extension; Waiver; Termination. Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase, Purchaser expressly reserves the right (but will not be obligated), at any time or from time to time, on or prior to the Expiration Date, regardless of whether or not any of the events set forth in Item 8, "Conditions to the Offer" shall have occurred or shall have been determined by Purchaser to have occurred, to
(a) waive any and all conditions to the Offer; (b) extend or terminate the Offer; or (c) otherwise amend the Offer in any respect. The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights to terminate the Offer described under Item 8, "Conditions to the Offer."

   There can be no assurance that Purchaser will exercise its right to terminate or amend the Offer. Irrespective of any amendment to the Offer, all Notes previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for payment by Purchaser.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional materials relating to the Offer and extend the Offer to the extent required by law. In addition, Purchaser may, if it deems appropriate, extend the Offer for any other reason. In addition, if the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the Offer is increased or decreased, the Offer will remain open at least 10 business days from the date Purchaser first gives notice of such increase or decrease to holders of Notes subject to the Offer, by press release or otherwise.

   If for any reason the acceptance for payment of, or (whether before or after any Notes have been accepted for payment pursuant to the Offer) the payment for, Notes subject to the Offer is delayed or if Purchaser is unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer, tendered Notes may be retained by the Depositary on behalf of Purchaser and may not be withdrawn (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

   Any extension, amendment or termination of the Offer by Purchaser will be followed as promptly as practicable by announcement thereof. Without limiting the manner in which Purchaser may choose to make such announcement, Purchaser will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of announcement as Purchaser deems appropriate.

   Rule 13e-4 promulgated under the Exchange Act generally prohibits Purchaser and its affiliates from purchasing Notes other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer.

   In addition to being limited by Rule 14e-1(c) under the Exchange Act, Purchaser's reservation of the right to delay payment for Notes which it has accepted for payment pursuant to the Offer, is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer.

   If Purchaser materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition to the Offer, Purchaser will disseminate additional information and extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act.

   Pursuant to Rule 13e-4 under the Exchange Act, Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (the "Schedule TO") which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under "Incorporation of Documents by Reference" in this Offer to Purchase.

3.  Certain Significant Considerations

   The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder of Notes before deciding whether to tender Notes pursuant to the Offer.

   Position of Purchaser Concerning the Offer.   Neither of Purchaser nor its
Board of Directors makes any recommendation to any holder whether to tender or refrain from tendering any or all of such holder's Notes and neither of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if they decide to tender Notes, the principal amount of Notes to tender and the price at which to tender.

   Substantial Existing Indebtedness. Purchaser has substantial existing debt. As of December 31, 2001, the outstanding amount of indebtedness (excluding trade payables, accrued liabilities, interest and taxes) of Purchaser and its subsidiaries was approximately $314.0 million.

   Purchaser will continue to have substantial indebtedness after the Offer is consummated. The amount of Purchaser's indebtedness and restrictions contained in the indenture governing the Notes may limit Purchaser's ability to effect future financings in the event Purchaser should deem it necessary or desirable to raise additional capital. Furthermore, there can be no assurance that Purchaser will have sufficient earnings, access to liquidity or cash flow in the future to meet its debt service obligations under the Notes that remain outstanding following consummation of the Offer.

   Cancellation of Indebtedness Income to Purchaser. The purchase of Notes pursuant to the Offer will result in cancellation of indebtedness income for U.S. federal income tax purposes to Purchaser to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased. Although Purchaser cannot provide any assurances in this regard, Purchaser currently expects that a substantial portion of any cancellation of indebtedness income will be offset by operating losses incurred during the current taxable year and by net operating losses incurred in prior years and carried forward to the current taxable year. If these deductions are not available in the amount that Purchaser expects, however, Purchaser may incur substantial U.S. federal income tax liabilities. In addition, Purchaser may be subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended, in connection with the purchase of the Notes, because only a portion of Purchaser's net operating losses will be deductible in calculating Purchaser's alternative minimum tax liability. Purchaser may also be subject to state and local tax liability in connection with the purchase of the Notes.

   Limited Trading Market. The Notes are not listed on any national or regional securities exchange. To the knowledge of Purchaser, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available. To the extent that Notes are tendered and accepted for purchase pursuant to the Offer, the trading market for Notes that remain outstanding is likely to be even more limited. To the extent a market continues to exist for such Notes, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of Purchaser and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of holders of the Notes remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offer.

   Effects of the Offer on the Market for Notes. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Offer may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Offer reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Offer.

   Conditions to the Consummation of the Offer and Related Risks. Each of the conditions to the Offer is described in more detail in Item 8, "Conditions to the Offer." There can be no assurance that such conditions will be met or that, in the event the Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

   Treatment of Notes Not Tendered in the Offer. Notes not tendered and purchased in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the indenture governing the Notes, will remain unchanged. No amendment to the indenture is being sought. From time to time in the future, Purchaser or Purchaser's subsidiaries may acquire Notes that are not tendered in the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, Purchaser may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offer at any time that it is permitted to do so under the indenture governing the Notes. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Purchaser or any of Purchaser's subsidiaries will choose to pursue in the future.

   Other Business Risks.

   Purchaser recently experienced a decline in net revenues.   Purchaser's net
revenues declined substantially during the twelve months ended December 31, 2001, to $58.7 million from $155.1 million during the twelve months ended December 31, 2000. Due to general economic conditions and slowdowns in purchases of VLSI semiconductor devices, it has become increasingly difficult for Purchaser to predict the purchasing activities of its customers and Purchaser expects that its operating results will fluctuate substantially in the future.

   The cyclical nature of the semiconductor industry affects Purchaser's business and Purchaser is currently experiencing a significant downturn. Purchaser provides semiconductor devices to the telecommunications and data communications markets. The semiconductor industry is highly cyclical and currently experiencing a significant contraction of the market. These downturns are characterized by:

  .  diminished product demand;

  .  accelerated erosion of average selling prices; and

  .  production over-capacity.

   Purchaser may experience substantial fluctuations in future operating results due to general semiconductor industry conditions, overall economic conditions, seasonality of customers' buying patterns and other factors. Purchaser is currently experiencing a significant slowdown in the semiconductor industry.

   Purchaser may not be able to pay its debt and other obligations. If Purchaser's cash flow is inadequate to meet its obligations, Purchaser could face substantial liquidity problems. If Purchaser is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the notes outstanding after the consummation of this Offer or its other obligations, it would be in default under the terms thereof, which would permit the holders of the Notes to accelerate the maturity of the Notes and also could cause defaults under future indebtedness Purchaser may incur. Any such default could have a material adverse effect on Purchaser's business, prospects, financial condition and operating results. In addition, Purchaser cannot assure that it would be able to repay amounts due in respect of the Notes if payment of the Notes were to be accelerated following the occurrence of an event of default as defined in the indenture.

4.  Acceptance of Notes for Payment; Accrual of Interest

   Acceptance of Notes for Payment. Upon the terms and subject to the conditions of the Offer (including if such Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Purchaser will accept for payment, and thereby purchase, all Notes validly tendered (and not withdrawn) at or below the Purchase Price pursuant to the Offer, on or prior to the Expiration Date, subject to proration.

   In the event that the amount of Notes validly tendered (and not withdrawn) on or prior to the Expiration Date at or below the Purchase Price exceeds the Offer Amount then Purchaser will accept for payment such Notes that are validly tendered (and not withdrawn) at or below the Purchase Price on a pro rata basis from among such tendered Notes. In all cases, Purchaser will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

   Purchaser will be deemed to have accepted for payment pursuant to the Offer and thereby have purchased, validly tendered Notes that are subject to the Offer, if, as and when Purchaser gives written notice to the Depositary of Purchaser's acceptance of such Notes for purchase pursuant to the Offer. In all cases, payment for Notes purchased pursuant to the Offer will be made by deposit of the Purchase Price for the tendered Notes with the Depositary, which will act as agent for tendering holders for the purpose of receiving payments from Purchaser and transmitting such payments to such holders.

   Purchaser expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See Item 8, "Conditions to the Offer." In all cases, payment by the Depositary to holders of consideration for Notes accepted for purchase pursuant to an Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary's account at DTC pursuant to the procedures set forth under Item 5, "Procedures for Tendering Notes," (b) a properly completed and duly executed Letter of Transmittal and (c) any other documents required by the Letter of Transmittal.

   If the Offer is terminated or withdrawn, or the Notes subject to the Offer are not accepted for payment, no consideration will be paid or payable to holders of those Notes. If any tendered Notes are not purchased pursuant to the Offer for any reason or certificates are submitted evidencing more Notes than are tendered in the Offer, the Notes not purchased will be returned, without expense, to the tendering holder (or, in the case of Notes tendered by book-entry transfer, those Notes will be credited to the account maintained at DTC from which those Notes were delivered) unless otherwise requested by such holder under "Special Delivery Instructions" in the Letter of Transmittal, promptly following the Expiration Date or termination of the Offer.

   Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering holders to receive consideration pursuant to the Offer.

   Tendering holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by Purchaser pursuant to the Offer. Holders who tender their Notes through their broker or other nominee may be required to pay a fee or service charge. Such holders should inquire of their broker or other nominee if such charges will be applicable. Purchaser will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

   Accrual of Interest. Holders who tender Notes and whose Notes are accepted for payment pursuant to the Offer, will receive a cash payment of accrued but unpaid interest on such Notes to, but not including, the date of purchase.

   Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the holders of purchased Notes or otherwise.

5.  Procedures for Tendering Notes

   The method of delivery of Notes and the Letter of Transmittal, any required signature guarantees and all other required documents, including delivery through The Depository Trust Company ("DTC") and any acceptance of an Agent's Message (as defined below) transmitted through DTC's Automated Tender Offer Program ("ATOP"), is at the election and risk of the holder tendering Notes, delivering the Letter of Transmittal and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary, which must be before 12:00 midnight, New York City time, on the Expiration Date. Notes may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount and integral multiples thereof.

   Specification of Purchase Price. In accordance with the instructions contained in the Letter of Transmittal, holders desiring to tender their Notes in the Offer must properly indicate either (a) in the section therein captioned "Price at Which Notes are Being Tendered," the price (in multiples of $5 per $1,000 principal amount) at which Notes are being tendered, within the range specified above for such Notes, or (b) not specify a price, in which case the holder will be deemed to have specified the Minimum Offer Price in respect of such Notes being tendered and to accept the Purchase Price determined by Purchaser in accordance with the terms of the Offer. In accordance with the instructions contained in the Letter of Transmittal, a holder may tender different portions of the principal amount of its Notes at different prices; however, a holder may not specify prices for an aggregate principal amount of Notes in excess of the aggregate principal amount of Notes held by such holder. The same Notes cannot be tendered at more than one price. To tender Notes properly, only one price within the price range (or no price) can be specified in the appropriate section in the Letter of Transmittal.

   Holders must clearly specify in the Letter of Transmittal the price within the price range at which the Notes are being tendered (or, alternatively, not specify a price, in which case the holder will be deemed to have specified the Minimum Offer Price in respect of such Notes being tendered and to accept the Purchase Price determined by Purchaser with respect to the terms of the Offer).

   Tendering Without Specifying a Price. As described above, a holder may tender Notes in the Offer without specifying a tender price in respect of any or all of such Notes. Tenders of Notes made in this manner will be accepted by Purchaser before any other tenders of Notes in the Offer that specify a tender price above the Minimum Offer Price. Holders who have tendered Notes in the Offer without specifying an offer price and whose Notes are accepted will receive the Purchase Price, subject to any proration.

   Tender of Notes. The tender by a holder of Notes pursuant to the Offer (and subsequent acceptance of such tender by Purchaser) pursuant to one of the procedures set forth below will constitute a binding agreement between such holder and Purchaser with respect to the Offer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

   Tender of Notes Held in Physical Form. To tender Notes held in physical form properly pursuant to the Offer, a properly completed Letter of Transmittal duly executed by the holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and certificates representing such Notes must be received by the Depositary at such address on or prior to 12:00 midnight, New York City time, on the Expiration Date. Letters of Transmittal and Notes should be sent only to the Depositary and should not be sent to Purchaser, the Information Agent or the Dealer Manager.

   If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal, then, in order to tender such Notes pursuant to the Offer, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name(s) of such holder(s) appear(s) on the Notes, with the signature(s) on the Notes or instruments of transfer guaranteed as provided below. If these procedures are followed by a beneficial owner tendering Notes on or prior to the Expiration Date, the holder or holders of such Notes must sign a valid proxy pursuant to the Letter of Transmittal.

   Tender of Notes Held Through a Custodian. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes pursuant to the Offer and deliver the Letter of Transmittal should contact such registered holder promptly and instruct such holder to tender Notes and deliver the Letter of Transmittal on such beneficial owner's behalf. Instructions to the Letter of Transmittal are enclosed in the materials provided along with this Offer to Purchase which may be used by a beneficial owner in this process to instruct the registered holder to tender Notes. If such beneficial owner wishes to tender such Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

   Tender of Notes Held Through DTC. To tender effectively Notes that are held through DTC, DTC participants should either (a) properly complete and duly execute the Letter of Transmittal together with any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal and such other documents to the Depositary, or (b) electronically transmit their acceptance through ATOP (and thereby tender Notes), for which the transaction will be eligible. Upon receipt of such holder's acceptance through ATOP, DTC will credit the Depositary's account and verify the acceptance and send an Agent's Message (as defined herein) to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

   Except as provided below, unless the Notes being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent's Message), Purchaser may, at its option, reject such tender. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

   Book-Entry Delivery Procedures. The Depositary will establish accounts with respect to the series of Notes at DTC for purposes of the Offer within three business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer.

   Although delivery of Notes may be effected pursuant to the Offer through book-entry transfer into the Depositary's account at DTC, an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at its address as set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date in connection with the tender of such Notes. Delivery of documents to DTC does not constitute delivery to the Depositary.

   The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and Purchaser may enforce such agreement against such participants.

   Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if the Notes tendered are tendered and delivered (a) by a registered holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (b) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a "Medallion Signature Guarantor"). See the Instructions to the Letter of Transmittal.

   Guaranteed Delivery. If a holder desires to tender Notes pursuant to the Offer and (a) certificates representing such Notes are not immediately available, (b) time will not permit such holder's Letter of Transmittal, certificates representing such Notes and all other required documents to reach the Depositary on or prior to the Expiration Date, or (c) the procedures for book-entry transfer (including delivery of an Agent's

Message) cannot be completed on or prior to the Expiration Date, such holder may nevertheless tender such Notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied: (i) the tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery or an Agent's Message with respect to guaranteed delivery that is accepted by the Purchaser is received by the Depositary on or prior to the Expiration Date as provided below; and (iii) the certificates for the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Depositary's account at DTC as described above), together with a Letter of Transmittal properly completed and duly executed, with any signature guarantees and any other documents required by the Letter of Transmittal or a properly transmitted Agent's Message, are received by the Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery must be sent by hand delivery to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

   Effect of the Letter of Transmittal. Subject to and effective upon the acceptance for purchase of and payment for Notes tendered thereby, by executing and delivering a Letter of Transmittal, a tendering holder of Notes (a) irrevocably sells, assigns and transfers to, or upon the order of, Purchaser all right, title and interest in and to all the Notes tendered thereby and (b) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such holder (with full knowledge that the Depositary also acts as agent of Purchaser) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of Purchaser, (ii) present such Notes for transfer on the security register for the Notes and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have the rights to, or control over, funds from Purchaser, except as agent of Purchaser, for the Purchase Price for any Notes tendered pursuant to the Offer that are purchased by Purchaser), all in accordance with the terms of the Offer.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Notes pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Notes determined by it not to be in proper form or if the acceptance of or payment for such Notes may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive or amend any condition to the Offer that it is legally permitted to waive or amend and waive any defect or irregularity in any tender with respect to Notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders.

   Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Compliance with "Short Tendering" Rule. It is a violation of Rule 14e-4 (promulgated under the Exchange Act), for a person, directly or indirectly, to tender Notes for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

   A tender of Notes in the Offer under any of the procedures described above will constitute a binding agreement between the tendering holder and Purchaser with respect to the Offer upon the terms and subject to the

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conditions of the Offer, including the tendering holder's acceptance of the terms and conditions of the Offer, as well as the tendering holder's representation and warranty that (a) such holder has a net long position in the Notes being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Notes complies with Rule 14e-4.

   No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender of any Notes or notice of withdrawal or will incur any liability for failure to give any such notification.

 PLEASE SEND ALL MATERIALS TO THE DEPOSITARY AND NOT TO PURCHASER, INFORMATION
                         AGENT, OR THE DEALER MANAGER.

6.  Withdrawal of Tenders

   A tender of Notes pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment by Purchaser pursuant to the Offer, may be withdrawn at any time after 12:00 midnight, New York City time, on Monday, April 8, 2002, but no consideration shall be payable in respect of Notes so withdrawn. Except as otherwise provided in this Item 6, tenders of Notes pursuant to the Offer are irrevocable.

   If, for any reason whatsoever, acceptance for payment of, or payment for, any Notes tendered pursuant to the Offer is delayed (whether before or after Purchaser's acceptance for payment of Notes) or Purchaser is unable to accept for payment or pay for the Notes tendered pursuant to the Offer, Purchaser may (without prejudice to its rights set forth herein) instruct the Depositary to retain tendered Notes, and such Notes may not be withdrawn (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

   For a withdrawal of Notes tendered pursuant to the Offer to be effective, a written notice of withdrawal or revocation must be received by the Depositary prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must (a) specify the name of the person who tendered the Notes to be withdrawn, (b) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (c) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by evidence sufficient to the Depositary that the holder withdrawing the tender has succeeded to the beneficial ownership of the Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written notice of such withdrawal even if physical release is not effected.

   Any permitted withdrawal of tendered Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered; provided, however, that properly withdrawn Notes may be re-tendered, by again following one of the appropriate procedures described in Item 5, "Procedures for Tendering Notes," at any time on or prior to the Expiration Date.

   Any Notes that have been tendered pursuant to the Offer but that are not purchased will be returned to the holder thereof without cost to such holder as soon as practicable following the earlier to occur of the Expiration Date or the date on which the Offer is terminated without any Notes being purchased thereunder.

   All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by Purchaser, in Purchaser's sole discretion (whose determination shall be final and binding).

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

None of Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

7.  Source and Amount of Funds

   The maximum amount of funds required by Purchaser to purchase the Notes pursuant to the Offer is estimated to be approximately $140.0 million plus approximately $4.5 million in accrued interest. Purchaser expects to fund its purchase of Notes hereunder from available cash. See Item 1, "Purpose of the Offer; Certain Information About the Purchaser."

8.  Conditions to the Offer

   The Offer has no condition that a minimum principal amount of Notes be tendered in the Offer. Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) Purchaser's rights to extend and/or amend the Offer, Purchaser shall not be required to accept for purchase or pay for Notes validly tendered pursuant to the Offer and may amend or extend the Offer or delay or refrain from accepting for purchase, or paying for, any such Notes, in each event, subject to Rule 14e-1(c) under the Exchange Act, and may terminate the Offer if, in the reasonable judgment of Purchaser, any of the following conditions are not satisfied at the Expiration Date:

      (1) there shall not have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Notes pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer, or (b) could, in the judgment of Purchaser, materially affect the business, condition (financial or other), assets, income, operations or prospects of Purchaser and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of Purchaser and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to Purchaser;

      (2) there shall not have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Purchaser or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the judgment of Purchaser, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

      (3) Purchaser shall not have determined that the acceptance for payment of, or payment for, some or all of the Notes would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which Purchaser may be bound or subject;

      (4) the United States shall not have declared war or a national emergency and the commencement or escalation of armed hostilities directly or indirectly involving the United States shall not have occurred;

      (5) there shall not have occurred (a) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange, the New York Stock Exchange, the Nasdaq Stock Market or in the over-the-counter market, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) a material change in United States currency exchange rates or a general suspension of or material limitation on the markets therefor, (d) any limitation (whether or not mandatory) by any federal or state authority on, or any other event which might materially affect, the extension of credit by banks or other financial institutions, (e) any significant adverse change in the market price of the Notes or Purchaser's common stock or in the United States securities or financial markets, (f) a

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

   material impairment in the trading market for debt securities, (g) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof, (h) any decline in either the Nasdaq Composite Index or the S&P 500 Composite Index by an amount in excess of 15%, measured from the close of business on February 8, 2002 or (i) any major disruption of settlements of securities;

      (6) there shall not be any change or changes that have occurred or are threatened in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Purchaser or its subsidiaries that, in Purchaser's sole judgment, is or may be material to either Purchaser or its subsidiaries;

      (7) a tender or exchange offer with respect to some or all of Purchaser's common stock shares, or a merger or acquisition proposal for Purchaser, shall not have been proposed, announced or made by another person or shall not have been publicly disclosed, or Purchaser shall not have learned that a person or "group" (within the meaning of Section 13(d)(3) of the Exchange
   Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of Purchaser's common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of Purchaser's common stock; or

      (8) there shall not have been filed by any person or group a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Purchaser or any shares of its common stock.

   The foregoing conditions are for the sole benefit of Purchaser and the failure of any such condition to be satisfied may be asserted by Purchaser regardless of the circumstances, including any action or inaction by Purchaser, giving rise to any such failure and any such failure may be waived by Purchaser in whole or in part at any time and from time to time prior to the expiration of the Offer in its sole discretion. If any of the foregoing conditions to the Offer shall not have been satisfied, subject to the termination rights as described above, Purchaser may, with respect to the Offer, (a) return tendered Notes to the holders who tendered them, (b) extend the Offer and retain all tendered Notes until the expiration of such extended Offer (in which case, the holders of such tendered Notes will not be entitled to additional withdrawal rights) (see Item 6, "Withdrawal of Tenders"), or (c) amend the Offer in any respect by giving written notice of such amendment to the Depositary. Purchaser also reserves the right at any time prior to the expiration of the Offer to waive satisfaction of any or all of the conditions to the Offer. The failure of Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time prior to the expiration of the Offer.

9.  Certain U.S. Federal Income Tax Considerations

   The following is a general summary of certain material U.S. federal income tax consequences to U.S. Holders (as defined below) of Notes upon the tender of Notes to Purchaser pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This summary is not a complete description of all the tax consequences of a tender pursuant to the Offer and, in particular, may not address U.S. federal income tax considerations applicable to holders of Notes subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Notes as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities or holders who do not hold the Notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment)). Persons who are not U.S. Holders may be subject to different tax consequences, including information reporting and backup withholding, and should consult their own tax advisors. In addition, this summary does not discuss any aspect of state, local or foreign tax law that may be applicable to any holder of Notes, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that
(i) the Notes constitute debt rather than equity for U.S. federal income tax purposes and (ii) upon the original issuance of the Notes, there was no intention to call the Notes before maturity.

   Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a holder of Notes that is a U.S. Holder. A "U.S. Holder" is a holder of Notes that is:

  . an individual who is a citizen or resident of the United States for federal income tax purposes;

  . a corporation (or other entity taxed as a corporation) created or organized under the laws of the United States or a political subdivision thereof;

  . an estate the income of which (other than income that is effectively connected with a U.S. trade or business) is subject to U.S. federal income taxation regardless of source; or

  . a trust if (a) a U.S. court is able to exercise primary supervision over the trust's administration and (b) one or more U.S. persons, as defined under section 7701(a)(30) of the Code, have authority to control all the trust's substantial decisions.

   The tax treatment of a partner in a partnership may depend on both the partnership's and the partner's status. Partnerships tendering Notes and persons holding beneficial interests in Notes through a partnership are urged to consult their own tax advisors.

   The receipt of cash for Notes pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the holder. In general, a U.S. Holder who receives cash for Notes pursuant to the Offer will recognize gain or loss, if any, for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Notes tendered less any amounts attributable to accrued interest that have not been reflected in the U.S. Holder's adjusted tax basis in the Notes, and such holder's adjusted tax basis in such Notes. A U.S. Holder's adjusted tax basis for a Note is generally the price such holder paid for the Note, increased by any market discount previously included in such holder's income and reduced (but not below zero) by any amortized premium. Except as provided below, any gain or loss recognized on a tender of a Note will generally give rise to capital gain or loss if the Note is held as a capital asset and will be long-term capital gain or loss if the U.S. Holder's holding period in the Note for U.S. federal income tax purposes is more than one year. A U.S. Holder who has acquired a Note with market discount will generally be required to treat all or a portion of the gain, if any, on a tender of the Note as ordinary income to the extent of the market discount accrued to the date of the disposition, less any accrued market discount income previously reported as ordinary income. Amounts received by a U.S. Holder in respect of interest on the Notes including any amounts attributable to accrued interest that have not been reflected in the U.S. Holder's adjusted tax basis in the Notes will generally be taxable as ordinary income. Capital losses are subject to limitations on deductibility for U.S. federal income tax purposes.

   Information Reporting and Backup Withholding. Information reporting requirements will generally apply to Notes tendered in the Offer. U.S. federal income tax law requires that each tendering holder provide the Depositary with such holder's correct taxpayer identification number ("TIN"), which in the case of an individual is his or her social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding.

   If the Depositary is not provided with the correct TIN or an adequate basis for exemption, each non-exempt tendering holder may be subject to a backup withholding tax imposed on such holder's gross proceeds from the Offer. To prevent backup withholding, each tendering holder that is a U.S. Holder must complete the Substitute Form W-9 that will be provided with each Letter of Transmittal, and either (a) provide his/her/its correct TIN and certain other information under penalties of perjury or (b) provide an adequate basis for exemption. Backup withholding tax is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the Internal Revenue Service, provided the required information is furnished.

   THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OR ANY

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

OTHER CONSIDERATIONS OF THE SALE OF NOTES PURSUANT TO THE OFFER. THUS, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

10.  The Dealer Manager, Depositary and Information Agent

   Dealer Manager. Purchaser has retained Credit Suisse First Boston Corporation ("CSFB") as Dealer Manager in connection with the Offer. In its capacity as Dealer Manager, CSFB may contact holders regarding the Offer and request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

   Purchaser has agreed to pay the Dealer Manager a fee for its services as a Dealer Manager in connection with the Offer. In addition, Purchaser will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. Purchaser has agreed to indemnify CSFB against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Offer or its engagement as Dealer Manager.

   From time to time the Dealer Manager may trade securities of Purchaser for its own account or for the accounts of its customers and, accordingly, may hold long or short positions in the Notes at any time.

   The Depositary and the Information Agent. Purchaser has retained State Street Bank and Trust Company to act as the Depositary and D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

   Purchaser will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses. Purchaser will indemnify the Depositary and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

   Requests for information or additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers on the back cover of this Offer to Purchase.

   The Depositary assumes no responsibility for the accuracy or completeness of the information concerning Purchaser or the Offer contained in any of the Offer documents or for any failure by Purchaser to disclose events that may have occurred after the date of this Offer to Purchase that may affect the significance or accuracy of this information.

11.  Solicitation

   Directors, officers and regular employees of either Purchaser and its affiliates (who will not be specifically compensated for such services), the Information Agent and the Dealer Manager may contact holders by mail, telephone, or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

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

12.  Fees and Expenses

   Tendering holders of Notes who tender their Notes directly to the Depositary will not be obligated to pay brokers' fees or commissions of the Dealer Manager or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by Purchaser pursuant to the Offer. Purchaser will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

   Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers. Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Depositary) in connection with the solicitation of tenders of Notes pursuant to the Offer.

13.  Miscellaneous

   Purchaser is not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, Purchaser will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such applicable laws, an Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Notes residing in such jurisdiction.

                                          TRANSWITCH CORPORATION

February 11, 2002

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